THE GARZARELLI FUNDS

                         SERVICE AND DISTRIBUTION PLAN

     WHEREAS, The Garzarelli Funds (the "Trust") is organized to engage in the business of an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets (the "Funds");

     WHEREAS, the Trust desires to adopt the following plan according to Rule 12b-1 under the Act.

     NOW, THEREFORE, the Trust hereby adopts on behalf of the Funds, a Service and Distribution Plan on the following terms and conditions (the "Plan"):

     1. The Trust on behalf of each Fund may pay a distribution and service fee on an annualized basis of up to 0.25% of the Fund's average daily net assets. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Trustees of the Trust shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

     2.   The amount set forth in paragraph 1 of this Plan shall be paid for:
(a) services and expenses in connection with any activities primarily intended to result in the sale of shares of the Funds including, but not limited to, compensation to the Trust's distributor and reimbursement of such distributor's expenses; (b) payments made to securities dealers, financial institutions or any other persons (the "Shareholder Organization(s)") who render personal service to shareholders, assist in the maintenance of shareholder accounts or who render assistance in distributing or promoting the sale of the Funds' shares; (c) the cost of preparing, printing and distributing Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan as well as payment of capital or other expenses of associated equipment, rent, salaries, bonuses, interest and other overhead costs. Payments under this Plan are not tied exclusively to actual distribution and service expenses and the payments may exceed distribution and service expenses actually incurred.

     3. The Plan shall not take effect with respect to a Fund until it has been approved by a vote of at least a majority of the outstanding voting securities of such Fund if the Plan is adopted after any public offering of such Fund or the sale of such securities of such Fund to persons who are not affiliated persons of the Trust, affiliated persons of such persons, promoters of the company, or affiliated persons of such promoters.

     4. This Plan shall not take effect with respect to a Fund until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     5. After taking effect in accordance with paragraphs 3 and 4, this Plan shall continue in full force and effect as to each respective Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

     6. All persons authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     7. This Plan may be terminated as to a Fund at any time, without payment of any penalty, by vote of the Trustees of the Trust, by a vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding shares of the Fund.

     8. This Plan may not be amended for a Fund to increase materially the amounts provided for in paragraph 1 hereof unless such amendment is approved by a vote of a majority of the outstanding shares of the Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.

     9. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

     10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Trust has adopted this Service and Distribution
Plan as of the     day of March, 1997.
               ---